P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 22, 2014		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS SOLID 1ST QUARTER 2014 EARNINGS
_____________________________________________________________________

Summary first quarter 2014 results:

•	Diluted earnings per share were $0.44 for the quarter.

◦	Peoples incurred $486,000 of pension settlement charges during the quarter related to lump-sum payments.

◦	No settlement charges were incurred for the first quarter of 2013.

◦	Acquisition activities resulted in pre-tax expenses of $150,000 for the quarter versus $65,000 a year ago.

•	Total revenue grew 17% year-over-year and exceeded the increase in operating expenses.

◦	Non-interest income growth was driven mostly by $1.2 million higher insurance income compared to the prior year.

◦	Net interest income and margin improved from continued loan growth and stabilization of asset yields.

◦	Acquisitions accounted for half of the year-over-year increase in total revenue.

•	Higher operating expenses were driven mostly by prior acquisitions and additional employee benefit costs.

◦	Acquisitions completed during 2013 caused a $1.0 million year-over-year increase in operating expenses.

◦	Employee benefit costs were impacted by timing differences of pension and medical plan expenses.

◦	Other operating expenses were generally held consistent with the linked quarter.

•	Total loan balances experienced 10% annualized growth during the quarter.

◦	Over half of the increase was due to higher commercial loan balances.

◦	Non-mortgage consumer balances grew at a 25% annualized rate for the quarter.

◦	Average loan balances were up 6% from the linked quarter and 23% year-over-year.

•	Bottom-line earnings continued to benefit from favorable asset quality trends.

◦	Peoples recorded a minimal provision for loan losses for the quarter versus a $1.0 million recovery a year ago.

◦	Nonperforming assets were 0.79% of gross loans and OREO at quarter-end versus 0.81% at year-end 2013.

◦	Allowance for loan losses decreased to 1.38% of gross loans at March 31, 2014, from 1.43% at year-end 2013.

•	Retail deposit balances experienced seasonal growth in consumer and governmental balances.

◦	Higher interest-bearing balances were driven by increases in savings and governmental account balances.

◦	Non-interest-bearing balances increased 2% during the quarter, and comprised 26% of total deposits at quarter-end.

◦	Average retail balances were up 4% from the linked quarter and 5% year-over-year.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2014. Net income totaled $4.8 million for the first quarter of 2014, representing earnings per diluted share of $0.44. In comparison, net income was $5.0 million or $0.47 per diluted share for the first quarter of 2013. The lower first quarter earnings were primarily the result of Peoples recording a nominal provision for loan losses in the first quarter of 2014 while recording a $1.0 million recovery of loan losses a year ago.
"Our first quarter results reflect success in several key areas, with bottom-line earnings generally in line with our expectations," said Chuck Sulerzyski, President and Chief Executive Officer. "For the fourth straight quarter, we have been successful in generating double-digit annualized growth in loan balances. Revenue continues to improve due to the higher loan balances and increased fee-based revenue generation. Year-over-year revenue growth exceeded the increase in operating expenses, creating positive operating leverage. We also benefited from a reduction in our allowance for loan losses which led to essentially no provision for the quarter."

Sulerzyski continued, "Also during the quarter, we made meaningful progress with our acquisition strategy. Our pending acquisition of Midwest Bancshares remains on schedule, with closing expected to occur by the end of May. We also will be expanding our footprint and entering some quality markets with the planned acquisition of Ohio Heritage Bancorp. These deals represent good strategic fits for Peoples and, when completed, are expected to help us increase long-term shareholder value."
Earlier this month, Peoples announced plans to acquire Coshocton-based Ohio Heritage Bancorp and its banking subsidiary, Ohio Heritage Bank. This transaction is expected to be completed in the third quarter of 2014, subject to the satisfaction of customary closing conditions. At that time, Ohio Heritage's six banking offices would become branches of Peoples. Management expects this transaction to add over $180 million in both loans and deposits. One-time acquisition costs are expected to offset incremental earnings in 2014. Beginning in 2015, this transaction should add $0.10 to $0.12 to Peoples' annual earnings per share.
As announced yesterday, Peoples also has entered into an agreement providing for the acquisition of North Akron
Savings Bank and its four banking offices in northeastern Ohio. This transaction is expected to be completed in the fourth quarter of 2014, subject to the satisfaction of customary closing conditions. Management anticipates adding another $120 million of loans and $110 million of deposits through this transaction. As a result, this transaction is expected to increase
Peoples' annual earnings per share by at least $0.06 per share beginning in 2015. One-time acquisitions expenses will likely exceed the incremental earnings from this transaction in 2014.
Net interest income was up 19% in the first quarter of 2014, compared to the prior year, while net interest margin was 3.35% versus 3.10%. These improvements were driven by a 10% increase in earning assets due to higher loan balances. Nearly half of the increase in average loans was attributable to the acquisition of Ohio Commerce Bank in the fourth quarter of 2013. First quarter 2014 net interest income and margin also benefited from $231,000, or 14 basis points of margin, in accretion income associated with the fourth quarter 2013 acquisition of Ohio Commerce Bank. On a linked quarter basis, net interest income was down slightly as the impact of earning asset growth was offset by lower interest income. The decreased interest income was due to Peoples recognizing $427,000 of income in the fourth quarter for prepayment fees and interest recovered on nonaccrual loans. This additional income also accounted for a 10 basis point reduction in net interest margin on a linked quarter basis.
"Both net interest income and margin experienced continued improvement in the first quarter, absent the impact of the one-time income recognized in the fourth quarter," said Ed Sloane, Chief Financial Officer and Treasurer. "Overall, we are pleased with this accomplishment, which was driven mostly by the strong loan growth over the last four quarters. The higher earning assets have more than offset the decline experienced in yields due to the prolonged low interest rate environment. Our funding costs also benefited from the continued shift from higher-cost wholesale funding to low-cost core deposits."
Total non-interest income was up 13% in the first quarter of 2014 compared to the prior year, due largely to higher insurance income. Annual performance-based insurance income was $1.2 million versus $0.5 million a year ago. At the same time, insurance commissions were up 24% driven largely by acquisitions completed in the second quarter of 2013. Absent the acquisitions, insurance commission income would have been up 7% year-over-year. Peoples also experienced 8% year-over-year growth in both investment and electronic banking income. In contrast, mortgage banking income was less than half of the prior year amount, as origination volumes have declined in response to the higher long-term interest rates. On a linked quarter basis, total non-interest income grew 10% in the first quarter of 2014. Nearly all of this increase was the result of Peoples recognizing the annual performance-based insurance income.
Non-interest expenses totaled $18.8 million for the first quarter of 2014, 16% higher than the prior year first quarter. Much of this increase was the result of $1.0 million of operating expenses added in connection with acquisitions completed in the second and fourth quarters of 2013. Other significant contributing factors were $929,000 of additional employee benefit costs and $150,000 of acquisition-related expenses. Included in the additional employee benefit costs was $486,000 of pension settlement charges associated with lump-sum payments. The remaining increase related to Peoples' employee medical benefit plan and, to a lesser extent, stock-based compensation. The acquisition-related expenses consisted primarily of fees for legal and other professional services. In comparison, Peoples did not incur any pension settlement charges in the first quarter of 2013, while acquisition-related expenses in that quarter totaled $65,000. Compared to the linked quarter, total non-interest expense was up 2%. Salary and employee benefit costs increased 14% due largely to a difference in the timing of certain benefit costs, such as pension and employee medical plan expenses. Another major contributing factor was the impact of normal annual merit increases.
"Growing revenue faster than operating expenses is a key priority for us during 2014," said Sulerzyski. "First quarter revenue growth was driven by the combination of higher loan balances and additional annual insurance income. These increases more than offset the greater than expected decline in mortgage banking income. On the expense side, pension settlement charges, while occurring a quarter earlier than last year, were less than our prior expectations. We are encouraged by the positive gap between revenue and expense growth for the quarter and are working to widen it in future quarters."
During the first quarter of 2014, period-end loan balances grew at a 10% annualized rate to $1.22 billion. Commercial lending accounted for the majority of the higher balances. Consumer lending remained steady with 25% annualized growth in non-mortgage balances for the quarter. Since March 31, 2013, period-end loan balances have increased 25%, with a third of the increase due to the Ohio Commerce Bank acquisition. As a result, average loan balances were 6% higher than the linked quarter and up 23% over the prior year first quarter.
“New production in both our commercial and consumer lending areas has remained steady, which led to another quarter of strong growth in balances,” said Sulerzyski. "Even more importantly, the growth has been more balanced between commercial and consumer lending than it was prior to the Great Recession, which helps create better diversity within the portfolio. This solid start to 2014 positions us to meet, if not surpass, our goal of 15% to 20% increase in average loan balances for the full year. In the coming quarters, preserving our strong asset quality will be equally as important as achieving our desired level of growth."
At March 31, 2014, total nonperforming assets were $9.7 million, unchanged from the prior quarter-end and 30% lower than a year ago. As a percentage of total loans plus other real estate owned ("OREO"), total nonperforming assets were 0.79% at quarter-end versus 0.81% at year-end 2013 and 1.41% a year ago. Net charge-offs also remained lower than Peoples' long-term historical average during the first quarter of 2014, totaling 7 basis points of average loans on an annualized basis. The sustained improvement in asset quality led to a further reduction of Peoples' allowance for loan losses. At quarter-end, the ratio of the allowance for loan losses to total loans was 1.38%, compared to 1.43% at December 31, 2013 and 1.78% at March 31, 2013. As a percentage of nonperforming loans, Peoples' allowance for loan losses was 188.2%, 194.1% and 134.0%, respectively.
Peoples' retail deposits grew 3% during the first quarter, due mostly to seasonal increases in certain deposit balances. Retail interest-bearing deposits were up 4% since year-end 2013, due mostly to higher governmental and savings account balances, while non-interest-bearing balances grew 2%. Balances in each of these account types normally are higher in the first quarter of each year compared to the other quarters. Peoples continued to experience a further reduction in certificate of deposit balances as a result of management's ongoing funding strategy. The higher retail deposit balances allowed Peoples to reduce total borrowed funds compared to year-end 2013.
"Overall, we are very pleased with first quarter results," summarized Sulerzyski. "The solid start to the year enhances our ability to achieve key 2014 goals and sustain the earnings momentum built during 2013. We also have had continued success with acquisitions, which are an integral part of our strategy to grow the company and build long-term shareholder value."
Peoples Bancorp Inc. is a diversified financial services holding company with $2.1 billion in total assets, 49 locations and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2014 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of Peoples' business strategies, including the successful completion and subsequent integration of acquisitions and the expansion of consumer lending activity; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Federal Reserve Board, which may adversely impact interest margins and interest rate sensitivity; (4) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) adverse changes in the economic conditions and/or activities, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (8) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (15) the overall adequacy of our risk management program; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Peoples encourages readers of this news release to understand forward-looking statements are strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2014 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
PER SHARE:
Earnings per share:
Basic	$0.45	$0.48	$0.47
Diluted	0.44	0.47	0.47
Cash dividends declared per share	0.15	0.14	0.12
Book value per share	21.63	20.89	21.39
Tangible book value per share (a)	14.38	13.57	14.77
Closing stock price at end of period	$24.73	$22.51	$22.39

SELECTED RATIOS:
Return on average equity (b)	8.56%	9.09%	9.18%
Return on average assets (b)	0.95%	1.01%	1.06%
Efficiency ratio (c)	71.13%	71.80%	71.61%
Pre-provision net revenue to average assets (b)(d)	1.38%	1.29%	1.24%
Net interest margin (b)(e)	3.35%	3.43%	3.10%
Dividend payout ratio	33.91%	29.61%	25.79%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on securities transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2014	2013	2013
Interest income	$18,152	$18,385	$16,066
Interest expense	2,672	2,806	3,091
Net interest income	15,480	15,579	12,975
Provision for (recovery of) loan losses	8	(964)	(1,065)
Net interest income after provision for (recovery of) loan losses	15,472	16,543	14,040

Net (loss) gain on securities transactions	(30)	46	418
Net gain (loss) on loans held-for-sale and other real estate owned	18	—	(5)
Net loss on other assets	(7)	(125)	—

Non-interest income:
Insurance income	4,116	2,842	2,878
Deposit account service charges	2,111	2,285	2,057
Trust and investment income	1,847	1,897	1,702
Electronic banking income	1,539	1,664	1,419
Mortgage banking income	227	316	718
Other non-interest income	455	342	298
Total non-interest income	10,295	9,346	9,072

Non-interest expense:
Salaries and employee benefits costs	10,792	9,463	8,717
Net occupancy and equipment	1,816	1,719	1,858
Electronic banking expense	1,082	941	840
Professional fees	854	1,123	894
Data processing and software	570	533	461
Marketing expense	459	742	450
Franchise taxes	385	405	413
Communication expense	359	333	303
Amortization of intangible assets	263	274	189
FDIC insurance	260	282	280
Foreclosed real estate and other loan expenses	215	197	217
Other non-interest expense	1,762	2,383	1,563
Total non-interest expense	18,817	18,395	16,185
Income before income taxes	6,931	7,415	7,340
Income tax expense	2,148	2,301	2,318
Net income	$4,783	$5,114	$5,022

PER SHARE DATA:
Earnings per share – Basic	$0.45	$0.48	$0.47
Earnings per share – Diluted	$0.44	$0.47	$0.47
Cash dividends declared per share	$0.15	$0.14	$0.12

Weighted-average shares outstanding – Basic	10,636,089	10,602,266	10,556,261
Weighted-average shares outstanding – Diluted	10,740,884	10,718,465	10,571,383
Actual shares outstanding (end of period)	10,657,569	10,605,782	10,568,147

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in $000’s)	2014	2013

Assets
Cash and cash equivalents:
Cash and due from banks	$41,279	$36,016
Interest-bearing deposits in other banks	23,405	17,804
Total cash and cash equivalents	64,684	53,820

Available-for-sale investment securities, at fair value (amortized cost of
$598,445 at March 31, 2014 and $621,126 at December 31, 2013)	592,097	606,108
Held-to-maturity investment securities, at amortized cost (fair value of
$47,599 at March 31, 2014 and $46,094 at December 31, 2013)	48,803	49,222
Other investment securities, at cost	21,299	25,196
Total investment securities	662,199	680,526

Loans, net of deferred fees and costs	1,226,506	1,196,234
Allowance for loan losses	(16,870)	(17,065)
Net loans	1,209,636	1,179,169

Loans held-for-sale	2,947	1,688
Bank premises and equipment, net of accumulated depreciation	30,551	29,809
Goodwill	70,520	70,520
Other intangible assets	6,768	7,083
Other assets	30,948	36,493
Total assets	$2,078,253	$2,059,108

Liabilities
Deposits:
Non-interest-bearing deposits	$417,629	$409,891
Interest-bearing deposits	1,215,436	1,170,867
Total deposits	1,633,065	1,580,758

Short-term borrowings	68,777	113,590
Long-term borrowings	120,164	121,826
Accrued expenses and other liabilities	25,671	21,381
Total liabilities	1,847,677	1,837,555

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at March 31, 2014 and December 31, 2013)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,260,232 shares issued at March 31, 2014 and 11,206,576 shares issued at
December 31, 2013), including shares in treasury	169,503	168,869
Retained earnings	84,058	80,898
Accumulated other comprehensive loss, net of deferred income taxes	(7,956)	(13,244)
Treasury stock, at cost (602,663 shares at March 31, 2014 and
600,794 shares at December 31, 2013)	(15,029)	(14,970)
Total stockholders' equity	230,576	221,553
Total liabilities and stockholders' equity	$2,078,253	$2,059,108

SELECTED FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2014	2013	2013	2013	2013
Loan Portfolio
Commercial real estate, construction	$55,935	$47,539	$39,969	$30,770	$24,108
Commercial real estate, other	458,580	450,170	374,953	389,281	381,331
Commercial and industrial	233,329	232,754	192,238	184,981	174,982
Residential real estate	268,794	268,617	262,602	252,282	237,193
Home equity lines of credit	60,319	60,076	55,341	52,212	50,555
Consumer	143,541	135,018	127,785	119,029	108,353
Deposit account overdrafts	6,008	2,060	4,277	1,674	3,996
Total loans	$1,226,506	$1,196,234	$1,057,165	$1,030,229	$980,518

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$355,345	$363,226	$334,910	$349,511	$353,894
Money market deposit accounts	276,226	275,801	224,400	238,554	288,538
Governmental deposit accounts	177,590	132,379	151,910	146,817	167,441
Savings accounts	227,695	215,802	196,293	199,503	200,549
Interest-bearing demand accounts	133,508	134,618	123,966	125,875	124,969
Total retail interest-bearing deposits	1,170,364	1,121,826	1,031,479	1,060,260	1,135,391
Brokered certificates of deposits	45,072	49,041	49,620	50,393	52,648
Total interest-bearing deposits	1,215,436	1,170,867	1,081,099	1,110,653	1,188,039
Non-interest-bearing deposits	417,629	409,891	356,767	325,125	340,887
Total deposits	$1,633,065	$1,580,758	$1,437,866	$1,435,778	$1,528,926

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$159	$910	$2,597	$1,520	$1,215
Nonaccrual loans	8,806	7,881	8,537	10,607	11,803
Total nonperforming loans	8,965	8,791	11,134	12,127	13,018
Other real estate owned	773	893	120	120	815
Total nonperforming assets	$9,738	$9,684	$11,254	$12,247	$13,833

Allowance for loan losses as a percent of
nonperforming loans	188.19%	194.13%	151.79%	141.11%	133.96%
Nonperforming loans as a percent of total loans	0.73%	0.73%	1.05%	1.17%	1.32%
Nonperforming assets as a percent of total assets	0.47%	0.47%	0.59%	0.64%	0.71%
Nonperforming assets as a percent of total loans
and other real estate owned	0.79%	0.81%	1.06%	1.18%	1.41%
Allowance for loan losses as a percent of loans, net
of deferred fees and costs (c)	1.38%	1.43%	1.60%	1.66%	1.78%

Capital Information(a)
Tier 1 common ratio	12.56%	12.42%	14.09%	14.17%	14.69%
Tier 1 risk-based capital ratio	12.56%	12.42%	14.09%	14.17%	14.69%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.92%	13.78%	15.46%	15.54%	16.05%
Leverage ratio	8.56%	8.52%	9.14%	9.04%	8.90%
Tier 1 common capital	$170,677	$166,217	$168,254	$166,576	$164,329
Tier 1 capital	170,677	166,217	168,254	166,576	164,329
Total capital (Tier 1 and Tier 2)	189,145	184,457	184,550	182,706	179,569
Total risk-weighted assets	$1,358,691	$1,338,811	$1,194,016	$1,175,647	$1,118,644
Tangible equity to tangible assets (b)	7.66%	7.26%	8.16%	8.07%	8.35%
(a) March 31, 2014 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

(RECOVERY OF) PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2014	2013	2013
Provision for (Recovery of) Loan Losses
Provision for (recovery of) checking account overdrafts	$8	$102	$(15)
Provision for (recovery of) other loan losses	—	(1,066)	(1,050)
Total provision for (recovery of) loan losses	$8	$(964)	$(1,065)

Net Charge-Offs (Recoveries)
Gross charge-offs	$618	$871	$991
Recoveries	415	1,998	1,684
Net charge-offs (recoveries)	$203	$(1,127)	$(693)

Net Charge-Offs (Recoveries) by Type
Commercial real estate, construction	$—	$—	$—
Commercial real estate, other	(112)	(1,455)	(808)
Commercial and industrial	44	21	(17)
Residential real estate	99	(55)	18
Home equity lines of credit	14	(6)	(6)
Consumer	118	248	55
Deposit account overdrafts	40	120	65
Total net charge-offs (recoveries)	$203	$(1,127)	$(693)
As a percent of average gross loans (annualized)	0.07%	(0.39)%	(0.29)%

SUPPLEMENTAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2014	2013	2013	2013	2013

Trust assets under management	$995,861	$1,000,171	$994,683	$939,292	$927,675
Brokerage assets under management	494,246	474,384	449,196	433,651	433,217
Mortgage loans serviced for others	$340,057	$341,183	$339,557	$338,854	$343,769
Employees (full-time equivalent)	557	546	539	545	517

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$7,058	$20	1.15%	$8,652	$30	1.38%	$39,099	$18	0.20%
Other long-term investments	2,254	3	0.54%	2,948	2	0.27%	—	—	—%
Investment securities (a)(b)	675,311	5,024	2.98%	691,365	5,040	2.92%	705,532	4,845	2.75%
Gross loans (a)	1,214,664	13,410	4.43%	1,147,285	13,619	4.69%	985,056	11,495	4.69%
Allowance for loan losses	(17,228)			(17,439)			(18,783)
Total earning assets	1,882,059	18,457	3.93%	1,832,811	18,691	4.04%	1,710,904	16,358	3.83%

Intangible assets	77,448			77,025			69,988
Other assets	91,095			102,016			133,827
Total assets	$2,050,602			$2,011,852			$1,914,719

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$220,935	$30	0.06%	$211,116	$29	0.05%	$190,769	$25	0.05%
Government deposit accounts	149,057	123	0.33%	141,181	131	0.37%	145,714	202	0.56%
Interest-bearing demand accounts	137,026	28	0.08%	128,877	26	0.08%	126,763	25	0.08%
Money market deposit accounts	278,413	111	0.16%	256,398	104	0.16%	288,161	96	0.14%
Brokered certificates of deposits	47,335	436	3.74%	49,320	462	3.72%	54,134	476	3.57%
Retail certificates of deposit	360,457	840	0.95%	360,733	890	0.98%	381,650	1,115	1.18%
Total interest-bearing deposits	1,193,223	1,568	0.53%	1,147,625	1,642	0.57%	1,187,191	1,939	0.66%

Short-term borrowings	102,874	31	0.12%	120,135	49	0.16%	33,975	13	0.15%
Long-term borrowings	121,517	1,072	3.55%	123,713	1,115	3.58%	128,421	1,139	3.57%
Total borrowed funds	224,391	1,103	1.98%	243,848	1,164	1.89%	162,396	1,152	2.86%
Total interest-bearing liabilities	1,417,614	2,671	0.76%	1,391,473	2,806	0.80%	1,349,587	3,091	0.93%

Non-interest-bearing deposits	385,471			370,962			319,994
Other liabilities	20,876			26,108			23,381
Total liabilities	1,823,961			1,788,543			1,692,962
Stockholders’ equity	226,641			223,309			221,757
Total liabilities and equity	$2,050,602			$2,011,852			$1,914,719

Net interest income/spread (a)		$15,786	3.17%		$15,885	3.24%		$13,267	2.90%
Net interest margin (a)			3.35%			3.43%			3.10%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s)	2014	2013	2013	2013	2013

Tangible Equity:
Total stockholders' equity, as reported	$230,576	$221,553	$222,247	$219,147	$226,079
Less: goodwill and other intangible assets	77,288	77,603	71,417	71,608	69,977
Tangible equity	$153,288	$143,950	$150,830	$147,539	$156,102

Tangible Assets:
Total assets, as reported	$2,078,253	$2,059,108	$1,919,705	$1,899,841	$1,938,722
Less: goodwill and other intangible assets	77,288	77,603	71,417	71,608	69,977
Tangible assets	$2,000,965	$1,981,505	$1,848,288	$1,828,233	$1,868,745

Tangible Book Value per Share:
Tangible equity	$153,288	$143,950	$150,830	$147,539	$156,102
Common shares outstanding	10,657,569	10,605,782	10,596,797	10,583,161	10,568,147

Tangible book value per common share	$14.38	$13.57	$14.23	$13.94	$14.77

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$153,288	$143,950	$150,830	$147,539	$156,102
Tangible assets	$2,000,965	$1,981,505	$1,848,288	$1,828,233	$1,868,745

Tangible equity to tangible assets	7.66%	7.26%	8.16%	8.07%	8.35%

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2014	2013	2013

Pre-Provision Net Revenue:
Income before income taxes	$6,931	$7,415	$7,340
Add: provision for loan losses	8	—	—
Add: net loss on loans held-for-sale and OREO	—	—	5
Add: net loss on securities transactions	30	—	—
Add: net loss on other assets	7	125	—
Less: recovery of loan losses	—	964	1,065
Less: net gain on loans held-for-sale and OREO	18	—	—
Less: net gain on securities transactions	—	46	418
Pre-provision net revenue	$6,958	$6,530	$5,862

Pre-provision net revenue	$6,958	$6,530	$5,862
Total average assets	2,050,602	2,011,852	1,914,719

Pre-provision net revenue to total average assets (annualized)	1.38%	1.29%	1.24%

END OF RELEASE